Investor News Release
Celanese Corporation
Investor Relations
1601 West LBJ Freeway
Dallas, Texas 75234-6034
Mark Oberle
Phone: +1 972 443 4464
Fax: +1 972 332 9373
mark.oberle@celanese.com
Web site: www.celanese.com
Celanese Announces Authorization of Stock Repurchase Plan
DALLAS, June 4, 2007 -— The Board of Directors of Celanese Corporation (NYSE:CE), on June 4, 2007, authorized the Company to repurchase up to $330 million of its Series A common stock, par value $0.0001. The authorization gives management discretion in determining the conditions under which shares may be purchased from time to time.
“Our solid financial position allows us to undertake this program, while retaining the financial flexibility necessary to invest in our growth strategy,” said David Weidman, chairman and chief executive officer.
About Celanese:
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.7 billion in 2006, with over 60% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,900 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company.